EXHIBIT 4(k)

STATE AUTO FINANCIAL CORPORATION

AMENDMENT NO. 5
TO THE
1991 EMPLOYEE STOCK PURCHASE
AND
DIVIDEND REINVESTMENT PLAN

The 1991 Employee Stock Purchase and Dividend Reinvestment Plan (the “Plan”) is hereby amended pursuant to the following provisions:

1.    Definitions: For the purposes of the Plan and this amendment, all capitalized terms used in this amendment which are not otherwise defined herein shall have the respective meanings given such terms in the Plan.

2.    Subscription Price: In order to provide consistency in the measurement of fair market value and expedite processing of share transactions related to the Subscription Period, effective January 1, 2009 the first sentence of Section VII of the Plan is hereby amended in its entirety to read as follows:

The “Subscription Price” for each share of Stock shall be the lesser of (a) 85% of the fair market value of such share on the last trading day before the first day of each Subscription Period (which for purposes of the Plan, shall be deemed to be the date an option is granted), or (b) 85% of the fair market value of such share on the last trading day before the last day of such Subscription Period (which for purposes of the Plan, shall be deemed to be the date an option is exercised).

3.    Dividend Reinvestment: In order to provide flexibility to participants regarding the reinvestment of dividends earned on shares under the Plan, effective August 15, 2008 Section X of the Plan is hereby amended in its entirety to read as follows:

Each Participant shall make an election to: (i) have any dividends received on shares held in the Participant’s account automatically reinvested in the Participant’s account; or (ii) receive such dividend amount in a quarterly cash distribution, payable to the Participant. Upon the Participant’s election, cash dividends and other cash distributions received by the Agent, or the Plan’s third party administrator (“TPA”), as applicable, on shares held in its custody hereunder will be credited pro rata to the accounts of the Participants in accordance with their elections and interests in the shares with respect to which the dividends or distributions are paid or made, and will be applied, as soon as practical after the receipt thereof by the Agent or TPA to the purchase in the market place at prevailing market prices of the number of shares of the Company’s common stock which can be purchased with such funds, after deduction of any bank service fees, brokerage charges and transfer taxes payable in connection with the purchase of such shares. All purchases of shares pursuant to this section will be made in the name of the Agent or TPA or its nominee, shall be held as provided in Section IX and shall be credited pro rata (to the nearest one one-thousandth of a share) to the accounts of the Participants to which the dividend or other distribution was credited. Dividends paid in shares of the Company’s common stock which are received by the Agent or TPA with respect to shares held in its custody hereunder will be allocated to the Participants (to the nearest one one-thousandth of a share) in accordance with their elections and interests in the shares with respect to which the dividends are paid. Property, other than shares of the Company’s common stock or cash, received by the Agent or TPA as a distribution on shares held in its custody hereunder, shall be sold by the Agent or TPA for the accounts of the Participants, and the Agent or TPA shall treat the proceeds of such sale in the same manner as cash dividends received by the Agent or TPA on shares held in its custody hereunder. It is understood that the election to reinvest dividends under the Plan does not relieve the Participant of any income tax which may be payable on such dividends. The Agent or TPA shall report to each Participant the amount of dividends credited to his or her account, if any.

4.    Effective Dates; Construction: This amendment shall be deemed to be a part of the Plan as of such effective dates reflected above. In the event of any inconsistencies between the provisions of the Plan and this amendment, the provisions of this amendment shall control. Except as modified by this amendment, the Plan shall continue in full force and effect without change.